Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-135613 on Form S-8 of our report dated February 23, 2010, relating to the consolidated financial statements of Kaiser Aluminum Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s (i) adoption of Financial Accounting Standards Board (FASB) Staff Position Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, (FASB Accounting Standards Codification Topic 260), and (ii) realignment of its reporting segments), and our report on the effectiveness of Kaiser Aluminum Corporation’s internal control over financial reporting, in each case appearing in this Annual Report on Form 10-K of Kaiser Aluminum Corporation for the year ended December 31, 2009.

Costa Mesa, California
February, 23, 2010